FOR IMMEDIATE RELEASE
For more information, contact:

Frederic T. Boyer Vice President & CFO Qualstar Corporation (805) 583-7744 fboyer@qualstar.com	Moira Conlon General Information Financial Relations Board (310) 854-8311 mconlon@financialrelationsboard.com
Qualstar Corporation Notifies Nasdaq Regarding Audit Committee Composition
SIMI VALLEY, Calif., October 20, 2005 — Qualstar® Corporation (Nasdaq:QBAK — News), a manufacturer of automated tape storage solutions, today reported that, on October 8, 2005, Mr. Jose M. Miyar, a member of its Board of Directors and the Chairman of its Board’s Audit Committee, unexpectedly passed away. Mr. Miyar was first elected to Qualstar’s Board on March 17, 2005.
As a result of Mr. Miyar’s death, Qualstar has only two independent members on its Audit Committee and one vacancy. In accordance with Nasdaq Rule 4350(d)(2)(A), we are required to have an audit committee consisting of at least three independent directors in order to remain listed on the Nasdaq National Market. Under Nasdaq Rule 4350(d)(4)(B), we have until the earlier of the Company’s next annual shareholders’ meeting or October 9, 2006 to fill the vacancy on our Audit Committee with another independent director meeting the requirements of the Nasdaq rules.
We notified Nasdaq on October 17, 2005, of our noncompliance with Nasdaq rules resulting from Mr. Miyar’s death. We subsequently received a Nasdaq Staff Deficiency Letter on October 18, 2005, which set forth requirements for continued listing of our shares on Nasdaq. We intend to search for a qualified candidate to fill the vacancy on our Audit Committee as expeditiously as possible, and within the time limits prescribed by the Nasdaq rules. Today we filed a Form 8-K with the U.S. Securities and Exchange Commission containing substantially the same information contained in this press release.
About Qualstar Corporation
Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the “N2Power” brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.
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